Exhibit 5.1
[Jones Day Letterhead]
September 10, 2010
Celgene Corporation
86 Morris Avenue
Summit, New Jersey 60661-3676

Re:	Registration Statement on Form S-4 by Celgene Corporation
Ladies and Gentlemen:
     We have acted as special counsel to Celgene Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 11,300,440 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), and the proposed issuance of up to 43,430,895 Contingent Value Rights (“CVRs”) by the Company, in each case pursuant to the Agreement and Plan of Merger, dated as of June 30, 2010 (the “Merger Agreement”), by and among the Company, Artistry Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and Abraxis BioScience, Inc., a Delaware corporation (“Abraxis”), which provides for the merger of Merger Sub with and into Abraxis, with Abraxis as the surviving corporation and a wholly-owned subsidiary of the Company. The CVRs will be issued under a Contingent Value Rights Agreement (the “CVR Agreement”) to be entered into by the Company and trustee mutually acceptable to the Company and Abraxis (the “Trustee”). The Shares and the CVRs are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2010 (Registration No. 333-168369) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered pursuant to the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     2. The CVRs, when certificates in the form examined by us representing such CVRs have been executed by the Company and authenticated by the Trustee, in each case in accordance with the terms of the CVR Agreement, and delivered pursuant to the terms of the Merger Agreement, will constitute valid and binding obligations of the Company.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:

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Celgene Corporation
September 10, 2010

     In rendering the opinion set forth in paragraph 1 above, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (the “DGCL”).
     In rendering the opinion set forth in paragraph 2 above, we have assumed that: (i) the CVR Agreement will have been executed and delivered by the Company and will have been authorized, executed and delivered by the Trustee, and (ii) the CVR Agreement will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.
     The opinions expressed herein are limited by: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
     The opinions expressed herein are limited to the laws of the State of New York and the DGCL, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day
Jones Day

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